  EXHIBIT 107

Calculation of Filing Fees Table

Form S-3

(Form Type)

Grove, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)
Newly Registered
Fees to be Paid	Equity	Common Stock					.0000927
	Equity	Preferred Stock					.0000927
	Other	Warrants					.0000927
	Other	Units					.0000927
	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(2)	$30,000,000	.0000927	$2,781.00
Fees Previously Paid	-	-	-	-	-	-		-
	Total Offering Amounts					$30,000,000		$2,781.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due					$30,000,000		$2,781.00

(1)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants and rights to purchase common stock or preferred stock, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $30,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.